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                           SUBSIDIARIES OF THE REGISTRANT





     COMPANY                                      JURISDICTION OF INCORPORATION


     Direct Merchants Credit                      National banking association
     Card Bank, National Association
     (d/b/a Direct Merchants Bank)


     Metris Direct, Inc.                          Minnesota
     (d/b/a Metris Direct)

     Metris Receivables, Inc.                     Delaware

     Metris Funding Co.                           Delaware